As filed with the Securities and Exchange Commission on February 2, 2005

Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Western Digital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0956711 (I.R.S. Employer Identification No.)

20511 Lake Forest Drive
Lake Forest, California 92630
(Address, Including Zip Code, of Principal Executive Offices)

Western Digital Corporation
Amended and Restated 2004 Performance Incentive Plan
(Full Title of the Plan)

Raymond M. Bukaty
Senior Vice President, Administration, General Counsel and Secretary
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630
(949) 672-7000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.
O’Melveny & Myers LLP
114 Pacifica, Suite 100
Irvine, California 92618-3318

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Unit	Price	Fee
Common Stock, $0.01 par value per share	7,982,855(1) (2) (3) shares	$10.60(4)	$54,060,000(4)	$6,363(4)

(1)	This Registration Statement covers, in addition to the number of shares of Western Digital Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Each share of Common Stock is accompanied by a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between the Company and American Stock Transfer and Trust Company, as Rights Agent.

(3)	As described in the Explanatory Note on page 1 of this Registration Statement, the number of shares of Common Stock registered hereby consists of (i) 5,100,000 shares being registered for the first time, of which 4,500,000 shares were authorized by the Company in connection with the adoption of the Plan and 600,000 shares were previously available for award grants under the Company’s Stock Option Plan for Non-Employee Directors (the “Directors Option Plan”) but were not previously registered, are not the subject of awards currently outstanding under the Directors Option Plan and are now available for award grant purposes under the Plan (together, “New Shares”), plus (ii) an aggregate of 2,882,855 shares that were previously registered by the Company (the “Carryover Shares”). The Carryover Shares consist of 1,851,572 shares previously registered under the Company’s Employee Stock Option Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on January 11, 1999 (Commission File No. 333-70413); 213,876 shares previously registered under the Company’s Stock Option Plan for Non-Employee Directors on Form S-8, filed with the Commission on March 8, 2001 (Commission File No. 333-56738); and 817,407 shares previously registered under the Company’s Broad-Based Stock Incentive Plan on Form S-8, filed with the Commission on May 5, 2000 (Commission File No. 333-36332). Post-effective amendments to each of the foregoing Forms S-8 to deregister the Carryover Shares are being filed contemporaneously with the filing of this Registration Statement.

(4)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on January 28, 2005, as quoted on the New York Stock Exchange. The Registrant is paying registration fees solely with respect to the 5,100,000 shares being newly registered hereby. The registration fees with respect to the Carryover Shares were paid upon filing of each of the original Registration Statements on Form S-8 listed in footnote 3 above. Therefore, no further registration fee is required.

The Exhibit Index for this Registration Statement is at page 9.

EXPLANATORY NOTE

     The Company’s stockholders approved the Plan on November 18, 2004 (the “Stockholder Approval Date”). The Plan provides that, in addition to the 4,500,000 shares authorized in connection with the adoption of the Plan, shares available for award grants under the Company’s Employee Stock Option Plan, as amended (the “Employee Option Plan”), as of its expiration on November 10, 2004 and under the Directors Option Plan and the Company’s Broad-Based Stock Incentive Plan (the “Broad-Based Plan” and, together with the Employee Option Plan and the Directors Option Plan, the “Prior Plans”) as of the Stockholder Approval Date are available for award grants under the Plan. The Company’s authority to grant new awards under the Directors Option Plan and the Broad-Based Plan terminated upon stockholder approval of the Plan and the Company’s authority to grant new awards under the Employee Option Plan terminated upon its expiration on November 10, 2004.

     The purpose of this Registration Statement is (i) to register the New Shares, and (ii) to carry forward the Carryover Shares (i.e. the shares available for award grant purposes as of November 10, 2004 under the Employee Option Plan and as of the Stockholder Approval Date under the Broad-Based Plan and the Directors Option Plan to the extent such shares were previously registered) to this Registration Statement. The Carryover Shares consist of 1,851,572 shares previously registered under the Employee Option Plan on Form S-8, filed with the Commission on January 11, 1999 (Commission File No. 333-70413); 213,876 shares previously registered under the Directors Option Plan on Form S-8, filed with the Commission on March 8, 2001 (Commission File No. 333-56738); and 817,407 shares previously registered under the Broad-Based Plan on Form S-8, filed with the Commission on May 5, 2000 (Commission File No. 333-36332). The registration fee paid with respect to the registration of the Carryover Shares on each of the foregoing Forms S-8 was $8,123.19, $208.79 and $1,470.11, respectively, for an aggregate total of $9,802.09.

     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the aggregate 2,882,855 Carryover Shares from the Prior Plans to the Plan and the $9,802.09 aggregate registration fee previously paid with respect to the registration of those shares. Post-effective amendments to each of the foregoing Forms S-8 to deregister the Carryover Shares are being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended July 2, 2004, filed with the Commission on September 14, 2004 (Commission File No. 001-08703);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended October 1, 2004, filed with the Commission on November 9, 2004 (Commission File No. 001-08703);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 26, 2005, January 5, 2005, November 30, 2004, November 23, 2004, September 27, 2004 and September 15, 2004 (Commission File No. 001-08703);

(d)	The description of the Company’s Common Stock contained in the Registration Statement on Form 8-B of Western Digital Technologies, Inc. (formerly known as Western Digital Corporation prior to its adoption of a holding company organizational structure effected pursuant to Section 251(g) of the Delaware General Corporation Law on April 6, 2001), filed with the Commission on April 3, 1987 (Commission File No. 001-08703), and any amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A12B, filed with the Commission on April 6, 2001 (Commission File No. 001-08703), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Raymond M. Bukaty. Mr. Bukaty is the Senior Vice President, Administration, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Bukaty owns 227,291 shares of Common Stock and Company stock options to acquire up to an additional 358,200 shares of Common Stock. Mr. Bukaty is eligible to receive stock awards by the Company under the Plan.

Item 6. Indemnification of Directors and Officers

     Western Digital Corporation is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company’s bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. In addition to the indemnification provisions in the Company’s bylaws, the Company has entered into indemnity agreements with each director and executive officer of the Company. These indemnity agreements require that the Company indemnify each director and executive officer to the fullest extent permitted by the DGCL.

     The indemnity agreements also require the Company to make prompt payment of expenses incurred by the director or executive officer in connection with any proceeding upon the request of the director or executive officer in advance of indemnification to the extent permitted by law.

     The Company has a policy of directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances stated in the policy.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on February 2, 2005.

WESTERN DIGITAL CORPORATION
By:	/s/ Matthew E. Massengill

Matthew E. Massengill Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew E. Massengill and Raymond M. Bukaty, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew E. Massengill Matthew E. Massengill	Chairman and Chief Executive Officer (Principal Executive Officer)	February 2	, 2005
/s/ Stephen D. Milligan Stephen D. Milligan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 2	, 2005

Signature	Title	Date
/s/ Joseph R. Carrillo Joseph R. Carrillo	Vice President and Corporate Controller (Principal Accounting Officer)	February 2	, 2005
/s/ Peter D. Behrendt Peter D. Behrendt	Director	February 2	, 2005
/s/ Kathleen A. Cote Kathleen A. Cote	Director	February 2	, 2005
/s/ Henry T. DeNero Henry T. DeNero	Director	February 2	, 2005
/s/ William L. Kimsey William L. Kimsey	Director	February 2	, 2005
/s/ Michael D. Lambert Michael D. Lambert	Director	February 2	, 2005
/s/ Roger H. Moore Roger H. Moore	Director	February 2	, 2005
/s/ Thomas E. Pardun Thomas E. Pardun	Director	February 2	, 2005
/s/ Arif Shakeel Arif Shakeel	Director	February 2	, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.	Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan.

5.	Opinion of Company Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).